Exhibit 10.38

SEPARATION AGREEMENT BETWEEN

DIVERSEY, INC. AND NABIL SHABSHAB

Date:	October 18, 2010

From:	Edward F. Lonergan	PERSONAL & CONFIDENTIAL

To:	Nabil Shabshab

The following sets forth the mutual agreement (“Agreement”) between you and Diversey, Inc. (the “Company”), formerly known as JohnsonDiversey, Inc., regarding your separation from the Company:

1. Resignation. You hereby submit and the Company hereby accepts your irrevocable written resignation as an officer and employee of the Company, its subsidiaries and affiliates effective October 18, 2010 (such date of resignation being herein referred to as the “Termination Date”). Your resignation effective on the Termination Date constitutes a “separation from service” (as such phrase is defined under Internal Revenue Code Section 409A and the regulations promulgated thereunder). Any announcements and communications, both internal and external, concerning your departure shall state that you are resigning from the Company to pursue other opportunities.

2. Severance Pay and Benefits. Subject to the terms of this Agreement, the Company will pay or provide to you following your Termination Date:

a. Salary Continuation. The Company will pay you an amount equal to two times the sum of your current annual rate of Base Salary ($370,800) and your Annual Incentive Plan (“AIP”) bonus opportunity at your 2010 target rate ($241,020) as salary continuation which will be paid over 24 months following the Termination Date. Payments of this salary continuation amount of $1,223,640 will be paid in equal installments at the times and in the manner consistent with Company payroll practices for executive employees, and each installment payment shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code. Payments will have all federal, state and local withholding taxes deducted, as applicable.

b. Health Benefits. The medical, dental and vision coverage you elected under the Diversey Choice Benefits Program will cease on your Termination Date. At your option, you may continue your coverage for yourself and your eligible dependents on your Termination Date for a period of 24 months, inclusive of 18 months of COBRA. Please contact the DI Service Center at (866) 391-0760 for more detailed information. If you elect any such continued coverage, the Company will subsidize the medical, vision and dental rates for the 24 months of continuation coverage following your Termination Date so that for the same coverage you will pay the same amount of contribution as if you were an active employee; provided, however, that with respect to any such medical, dental and vision benefits provided under a self-insured medical reimbursement plan (within the meaning of Section 105(h) of the Internal Revenue Code), (a “Self-Insured Medical Plan”), for which you have elected coverage, the reimbursement of an eligible medical expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, (B) you must pay to the Company the cost, on an after-tax basis, for the premium payments (both the employee and employer portion) required for such continued coverage under any Self-Insured Medical Plan, and (C) the Company will pay to you or your eligible dependents on the first day of each month during such period of continuation coverage, an additional severance payment in an amount such that the net amount of such severance pay, after all applicable tax withholding, equals the difference between the full COBRA premium and the premium charged to active employees, which amount shall be applied towards your foregoing payment obligation of the premium for coverage during such month.

c. Choice Benefits. As with the health benefits, the coverage you elected will cease on your Termination Date.

d. 2010 AIP. You will receive, on a prorated basis, a 2010 AIP bonus payment based on the target bonus rate for 2010 of $241,020, with your prorated entitlement to be determined by multiplying such amount by a fraction, the numerator of which is the number of days in 2010 through your Termination Date and the denominator of which is 365. This payment will be made after the end of 2010 at the time the Company pays 2010 awards under the AIP but in no event will payment be made later than March 15, 2011 and will be subject to all federal, state and local withholding taxes, as applicable.

e. Purchased Shares. The 15,000 shares of Diversey Holdings, Inc. common stock (“Common Stock”) that you have purchased under your Employee Stock Subscription Agreement (Purchased Shares) dated as of February 18, 2010 will be repurchased pursuant the provisions of such agreement following your Termination Date.

f. Matched Options. You will become vested on your Termination Date in 20.8% of the options for 45,000 shares of Common Stock granted to you pursuant to your Employee Stock Option Agreement (Matching (non-DSU) and/or Standalone Options) dated as of February 18, 2010 and will be paid in cash within 60 days after your Termination Date an amount equal to the excess of the Fair Market Value (within the meaning of the Diversey Holdings, Inc. Stock Incentive Plan) (“Fair Market Value”) of such vested option shares on your Termination Date over the aggregate option price thereof. Any remaining options under such agreement shall be forfeited on your Termination Date, and you shall be entitled to no further benefits under such agreement. You will forfeit on your Termination Date all options granted to you pursuant to your Employee Stock Option Agreement (2008-2010 DSUs) dated as of January 11, 2010, and Employee Stock Option Agreement (2009-2011 DSUs) dated as of January 11, 2010.

g. 2008-10 DSUs. You will receive a cash payment for the 2008-10 performance cycle under your Deferred Share Unit Agreement dated January 11, 2010 equal to the sum of (i) 100% of your earned 2008-2010 Deferred Share Units (“2008-2010 DSUs”) for the 2008-2009 period based on actual performance and (ii) 83.33% of your unearned DSUs for the 2010 period at target, then multiplied by the Fair Market Value of a share of Common Stock on your Termination Date. Payment of the amount so determined will be paid after the end of the 2008-10 performance cycle at the time DSUs of other participants are settled for such cycle. Such payment will be subject to all federal, state, and local withholding taxes, as applicable. You shall be entitled to no further benefits with respect to your DSUs under your Deferred Share Unit Agreement for the 2008-10 performance cycle.

h. 2009-11 DSUs. You will receive a cash payment for the 2009-11 performance cycle under your Deferred Share Unit Agreement dated January 11, 2010 equal to the sum of (i) 100% of your earned 2009-2011 Deferred Share Units (“2009-2011 DSUs”) for the 2009 period based on actual performance but contingent upon attainment of the applicable three-year EBITDA performance objective set out in such agreement and (ii) 41.66% of the unearned DSUs for the 2010-2011 period based on actual performance results for the 2010-2011 period but not to exceed target but again contingent upon attainment of the applicable three-year EBITDA performance objective set out in such agreement, then multiplied by the Fair Market Value of a share of Common Stock on your Termination Date. Payment of the amount so determined will be paid after the end of the 2009-11 performance cycle at the time DSUs for other participants are settled for such cycle. Such payment will be subject to all federal, state, and local withholding taxes, as applicable. You shall be entitled to no further benefits with respect to your DSUs under your Deferred Share Unit Agreement for the 2009-11 performance cycle.

i. Diversey Retirement Plan/Non-qualified Retirement Plan.Your vested benefits under these plans at your Termination Date will be available to you pursuant to their terms. You will receive more detailed information after your Termination Date.

j. 401(k) Plan. You will continue to participate in the 401(k) Plan based on your Base Salary up to your Termination Date. Your Plan account will be based on the date of distribution of your account to you. To access your 401(k) account, please call Fidelity at (800) 890-4015.

k. Flexible Spending Account. You will be entitled to a lump sum cash payment of $15,000 to be paid within 60 days following your Termination Date, which amount is equal to the amount of your annual Flexible Benefit Account perquisite in effect at your Termination Date.

l. Outplacement Assistance. You will receive a senior executive level outplacement program by an outplacement firm selected by you and paid for by the Company up to $30,000, provided that such payment shall be completed not later than March 15, 2011.

m. All Other Benefits. All other benefits not specifically mentioned above cease as of your Termination Date, and you will not be entitled to any awards under our annual or long-term bonus or incentive plans (including AIP and the Stock Incentive Plan awards) for 2010 or later years except as specifically provided above. You will be paid for accrued but unused vacation days in the amount of 12 days in accordance with Company policy and the requirements of Wisconsin law.

n. Release. Payment of the payments and benefits described in Section 2 (other than in the first sentence of Section 2.i and in Section 2.j) are conditioned upon your executing and delivering to the Company within 21 days after the Termination Date and not revoking a Release of Claims Agreement in the form attached as Exhibit “A”. If you do not execute the Release of Claims Agreement and deliver it to the Company within such period or if you execute and deliver the Release of Claims Agreement to the Company but revoke it before it becomes effective as provided therein, you will not be entitled to the payments referenced above in this Section 2.n and the aforementioned provisions of this Section 2 of the Agreement providing for such payments will be null and void and without effect.

3. Corporate Credit Card. You agree to file all expense reports on your Company issued credit card on or before your Termination Date. If any amount remains outstanding, you agree that the Company will withhold said amount from any monies due you under this Agreement that are not subject to Section 409A of the Internal Revenue Code or will otherwise promptly reimburse the Company on request.

4. Return of Company Property. Not later than your Termination Date, you shall return all Company-owned property in your possession, including but not limited to all keys to buildings or property, credit cards, files, equipment, software and computers, documents and papers (including but not limited to reports, Rolodexes, sales data, product lists, business plans, financial information, corporate governance materials, notebook entries, and files), telephone cards, cellular telephone(s), and all other Company property in accordance with Company guidelines and the Non-Compete (as defined below in Section 5).

5. Non-Compete. As a material term of this Agreement, you agree to comply in all respects with the terms of the Non-Competition Agreement with the Company, (ii) the Trade Secret, Invention, and Copyright Agreement with the Company, (iii) the Confidentiality Agreement with the Company and (iv) the Company’s Code of Ethics and Business Conduct (collectively, the “Non-Compete”), in each case that you signed and is dated April 6, 2007. You acknowledge and agree that the Non-Compete remains in full force and effect notwithstanding the termination of your employment with the Company. The terms of the Non-Compete are hereby incorporated by reference. You reaffirm the terms of the Non-Compete and agree that (a) by executing this Agreement you are agreeing to all of the terms of the Non-Compete as if you signed those documents anew, and (b) the payments you are receiving and/or are to receive under this Agreement is consideration for the obligations you have under the Non-Compete.

6. Confidentiality. The Parties agree that neither party, nor anyone acting in or on his/its behalf shall initiate or cause to be initiated any publicity or any oral or written communication whatsoever concerning the terms of this Agreement and, with the exceptions stated herein below, shall forever hold confidential and not make public to anyone, in particular, current and past employees of the Company, whether by oral or written communications or otherwise, said terms, except only: (a) as may be required by the Company to comply with securities laws and regulations; (b) to the extent as may be necessary to accomplish legal review, financial planning, tax planning and the filing of income tax returns; (c) to the extent as may be necessary to enforce the terms of this Agreement; (d) to the extent as may be compelled by court order; or (e) to spouses or immediate family members.

7. Non-Disparagement. You agree that you will not make any disparaging or derogatory remarks or statements about the Company, or the Company’s current and former officers, directors, shareholders, principals, attorneys, agents or employees, or your prior employment with the Company. The Company agrees that it will not make any disparaging or derogatory remarks or statements about you or your prior employment with the Company, and the Company will instruct its corporate officers not to make any such remarks or statements to persons outside the Company. Remarks or statements made by any officer, director, shareholder, principal or employee of the Company to any other officer, director, shareholder, principal, or employee of the Company shall not be covered by this Section 7. In the event a prospective employer contacts the Company by any means to verify your employment, the only information that the Company, and its agents or employees will provide will be your hire date, date of resignation and last position held.

8. Breach of Agreement. The Company shall have the right to terminate any and all payments to be made to you under this Agreement in the event of your material breach of any of your obligations under Sections 6 and 7 of this Agreement or under the Non-Compete. In the event the Company believes you have breached any other provision of this Agreement, prior to terminating any payments, the Company will provide written notice to you of the alleged breach and will provide you with forty-five (45) days to cure any such breach (if capable of cure).

9. Miscellaneous.

a. In the event that the Company is involved in any investigation, litigation, arbitration or administrative proceeding subsequent to the Termination Date, you agree that, upon written request, and at a mutually-convenient date and time, to provide reasonable cooperation (in a manner which enables you to provide the cooperation (if practicable) outside of the normal work hours associated with your seeking employment or your then-current employment or other business responsibilities) to the Company and its attorneys in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding, including participation in interviews with the Company’s attorneys, appearing for depositions, testifying in administrative, judicial or arbitration proceedings, or any other reasonable participation necessary for the prosecution or defense of any such investigation, litigation, arbitration or administrative proceeding. The Company agrees to reimburse you for your reasonable expenses in participating in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding as well as to reimburse you for any lost income resulting from compliance with the obligations of this paragraph, provided that you submit acceptable documentation of all such expenses and lost income.

b. This Agreement is made in the State of Wisconsin, and shall in all respects be interpreted, enforced and governed under the laws of the State of Wisconsin (exclusive of any rules pertaining to choice of law), or by Federal law where applicable.

c. The provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) is signed by you; and (iv) is signed and approved by an authorized officer of the Company.

d. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof; the Parties have executed this Agreement based upon the terms set forth herein; the Parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and all prior agreements, whether oral or written, are expressly superseded and/or revoked by this Agreement, including, without limitation, your Employment Agreement dated July 1, 2008, as amended on December 31, 2008, unless otherwise provided herein.

e. Each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, in the event that any provision is deemed to be unenforceable for any reason, the remaining provisions shall remain effective, binding and enforceable. The Parties further acknowledge and agree that the failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement.

f. You agree and understand that this Agreement sets forth and contains all of the obligations the Company has to you and that you are not entitled to any other compensation of any kind or description.

g. We advise you to consult an attorney prior to signing this Agreement, especially in relation to the Release of Claims Agreement stated above. However, each party will bear their own attorney’s fees and costs in connection with drafting and negotiation of this Agreement.

h. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

i. The Company or its affiliates may withhold from any amounts payable under this Agreement all federal, state and local taxes as is required to withhold pursuant to any law or government regulation or ruling.

j. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the address set forth below for such party or to such other address as any party may have furnished to the other in writing in accordance herewith:

(i) If to The Company: Diversey, Inc., 8310 16th Street, P.O. Box 902, Sturtevant, Wisconsin 53177-0902, attention Chief Executive Officer.

(ii) If to Executive: Nabil Shabshab at his residence as identified in the Company’s records at the Effective Date.

k. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with or exempt from the provisions of Section 409A of the Internal Revenue Code. This Agreement shall be interpreted and administered in a manner consistent with this intent. Each party is responsible for reviewing this Agreement for compliance with Section 409A.

l. The provisions of this Agreement are not intended, and should not be construed to be legal, business or tax advice. The Company, you and any other party having any interest herein are hereby informed that the U.S. federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

m. The Company represents that it has not filed any claims, complaints or charges against you or your heirs, executors, administrators, representatives, successors, predecessors, assigns, agents and all persons acting for, by, through, under or in concert with you, involving any events up to and including the date of this Agreement.

10. Resignation From Positions. Effective as of the Termination Date, you hereby resign from all your positions with the Company, its subsidiaries and its affiliates, including as an employee, officer, director, or member of any committee or board thereof, which you hold or in which you serve immediately prior to the Termination Date. From and after the Termination Date, you shall no longer be an employee, officer or director of the Company or any of its subsidiaries or affiliates.

If you are in agreement with all of the terms stated in this Agreement, please sign both copies where provided below and return one copy to me.

Diversey, Inc.

By:

Accepted and agreed to this      day of

            , 2010

Exhibit A

Form of Release

[See attached]

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EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (“Agreement”) is made by and between Diversey, Inc. (the “Company”) and Nabil Shabshab (“Executive”).

WHEREAS, Executive was employed by the Company;

WHEREAS, the Company and Executive have entered into an Agreement dated October 18, 2010 (the “Severance Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as the “Parties”) hereby agree as follows:

1. Termination. Executive’s employment with the Company terminated on October 18, 2010.

2. Consideration. Subject to and in consideration of Executive’s release of claims as provided herein, the Company agrees to pay Executive certain benefits as set forth in the Severance Agreement.

3. Payment of Salary. Executive acknowledges and represents that the Company and its affiliates has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive, other than such payments and benefits remaining to be paid under the terms of the Severance Agreement between Executive and the Company.

4. Release. In consideration of the Company’s payment of the severance payments provided in the Severance Agreement, Executive agrees, on behalf of himself, his spouse or any former spouse, dependents, heirs, attorneys, successors and assigns, to release, hold harmless and forever discharge DIVERSEY, INC., as well as its parent companies, subsidiaries, affiliates, successors, predecessors, employees, agents, directors and officers, past and present, stockholders and estates in their individual and business capacities, jointly and severally, (collectively referenced herein as “the Released Parties”), from any and all claims, damages, fees, costs or other equitable, legal, statutory or common law relief for any causes of action, obligations, contracts, torts, claims, costs, penalties, fines, liabilities, attorneys’ fees, demands or suits, of whatever kind or character, known or unknown, fixed or contingent, liquidated or unliquidated, whether asserted or unasserted, arising out of or related to Executive’s prior employment with the Company, his termination from employment with the Company, any employment agreements, policies or practices governing terms of Executive’s employment, and any acts or omissions by the Company or any of the Company’s current and former officers, directors, shareholders, principals, attorneys, agents, employees, affiliates, parent companies, subsidiaries, successors and assigns, at any time up through the Effective Date of this Agreement. This Agreement shall specifically apply to, but shall not be limited to, claims for violation of civil rights, including violations of Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act or any other state or federal statute (or constitution),

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including but not limited to any claim based upon race, sex, national origin, ancestry, religion, age, mental or physical disability, marital status, sexual orientation or denial of Family and Medical Leave; claims arising under the Employee Retirement Income Security Act (“ERISA”), or pertaining to ERISA-regulated benefits; claims arising under the Fair Labor Standards Act, including any claims for wages, vacation pay, severance pay, bonus compensation, commissions, deferred compensation, other remuneration of any kind or character; claims for violations of any federal, state or local laws governing employment or labor relations; claims for any obligations, agreements, express or implied contracts; claims for defamation, invasion of privacy, assault and battery, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, conspiracy or misrepresentation; express or implied duties of good faith and fair dealing; wrongful discharge, violations of public policy; and/or torts for any and all alleged acts, omissions or events up through the Effective Date of this Agreement. Notwithstanding the foregoing provisions of this Section 4, the release provided in this Agreement shall not cover Executive’s right to indemnification under the by-laws of the Company, or any right of Executive to enforce the terms of the Severance Agreement, including any claims concerning or relating to Executive’s receipt of vested benefits under the terms of the Company’s benefit plans as provided for under the Severance Agreement.

5. Older Worker Benefit Protection Act. This Agreement is intended to comply with the terms of the Older Workers’ Benefit Protection Act. Accordingly, Executive acknowledges that he has been advised of the following rights:

a. Executive understands that state and federal laws, including the AGE DISCRIMINATION IN EMPLOYMENT ACT, prohibit employment discrimination based upon age, sex, marital status, race, color, national origin, ethnicity, religion, sexual orientation, veteran’s status and disability. He further acknowledges and agrees that, by signing this Agreement, he agrees to waive any and all such claims, and release the Company as well as the other Released Parties from any and all such claims.

b. Executive acknowledges that he has been advised in writing to consult with an attorney and has been provided with a reasonable opportunity to consult with an attorney prior to signing this Agreement, which contains a general release and waiver of claims.

c. Executive acknowledges that the consideration required to be paid pursuant to the terms of the Severance Agreement includes certain payments to which he otherwise would not be entitled, and that he is being paid these additional payments in consideration for signing this Agreement.

d. Executive acknowledges that he has been provided with a minimum of TWENTY-ONE (21) DAYS after receiving this Agreement to consider whether to sign this Agreement.

e. Executive has been informed that, in the event that he signs this Agreement, he has another SEVEN (7) DAYS to revoke it. To revoke, Executive agrees to deliver a written notice of revocation to Edward F. Lonergan, President and Chief

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Executive Officer, (with a cc to Scott D. Russell, Senior Vice President, General Counsel), Diversey, Inc., 8310 16th Street, P.O. Box 902, Sturtevant, WI 53177-0902, prior to 5 PM on the seventh day after signing. THIS AGREEMENT DOES NOT BECOME EFFECTIVE UNTIL EXPIRATION OF THIS SEVEN DAY PERIOD.

f. The consideration required to be paid under the Severance Agreement will not be paid until the aforesaid rescission period has expired without Executive exercising his right of rescission and all terms of this Agreement are fulfilled.

6. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein with regard to matters released hereunder.

7. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

8. Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

9. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

11. Entire Agreement. This Agreement and the Severance Agreement and the agreements and plans incorporated therein represent the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company, and supersede and replace all prior agreements and understandings concerning Executive’s compensation and relationship with the Company and its affiliates, including, without limitation, the Employment Agreement between the Parties dated July 1, 2008, as amended by an amendment dated December 30, 2008. This Agreement may only be amended in writing signed by Executive and an executive officer of the Company.

12. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Wisconsin.

13. Effective Date. The Effective Date of this Agreement shall be (7) calendar days after the date that Executive signs the Agreement. The date that representatives of the Company sign this Agreement shall not affect the Effective Date for any purpose under this Agreement.

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14. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

15. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

a. They have read this Agreement;

b. They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

They understand the terms and consequences of this Agreement and of the releases it contains;

They are fully aware of the legal and binding effect of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the      day of                     , 2010.

By:	/s/ Nabil Shabshab
Nabil Shabshab

DIVERSEY, INC.

By:	/s/ Scott D. Russell
Scott D. Russell
Title:	Senior Vice President, General Counsel

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Exhibit B

Confidentiality Agreement

Non-Competition Agreement

Trade Secret, Invention, and Copyright Agreement

Code of Ethics and Business Conduct

[See Attached]

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